Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., formerly known as Kiwi Stone Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY:

1. The present name of the Corporation is: M/A-COM Technology Solutions Holdings, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 25, 2009. An amended and restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 26, 2009, and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 16, 2010.

3. This Third Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and was approved by written consent of the stockholders of the Corporation in accordance with the provisions of Section 228 of the DGCL. The text of the Certificate of Incorporation as heretofore amended, restated or supplemented is hereby amended and restated in its entirety as follows:

ARTICLE I

The name of the corporation is M/A-COM Technology Solutions Holdings, Inc.

ARTICLE II

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The total number of shares of capital stock that the Corporation is authorized to issue is three hundred sixty million, seven hundred seventeen thousand five hundred fifty four (360,717,554) shares, of which (i) two hundred eight million, nine hundred twenty one thousand, four hundred ninety four (208,921,494) shares shall be common stock, par value $0.001 per share (the “Common Stock”), and (ii) one hundred fifty one million, seven hundred ninety six thousand, sixty (151,796,060) shares shall be preferred stock, par value $0.001 per share, (A) one hundred seventeen million, six hundred twenty six thousand, five hundred (117,626,500) of which are hereby designated as Class A Preferred Stock, (x) one hundred million (100,000,000) of which are hereby designated as Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”), (y) seventeen million, six hundred twenty six thousand, five hundred (17,626,500) of which are hereby designated as Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred Stock”, and together with the Series A-1 Preferred Stock, the “Class A Preferred Stock”), and (B) thirty four million, one hundred sixty nine thousand, five hundred and sixty (34,169,560) of which are hereby designated as Class B Convertible Preferred Stock (the “Class B Preferred Stock”, and collectively with the Class A Preferred Stock, the “Preferred Stock”).

A description of the respective classes of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Class B Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Common Stock are as follows:

A. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions, of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock, whether pursuant to this Third Amended and Restated Certificate of Incorporation or any agreement to which the Corporation is a party or by which it is bound.

2. Voting Rights. Except as otherwise required by law or this Third Amended and Restated Certificate of Incorporation, the holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to this Third Amended and Restated Certificate of Incorporation or pursuant to the DGCL.

3. Increase/Decrease of Common Stock. Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, voting as a single class on an as-converted to common basis, with each such share being entitled to such number of votes per share as is provided in this Article IV.

4. Dividends. Dividends may be paid on the Common Stock out of funds legally available therefor if, as and when determined by the Board of Directors subject to the prior dividend rights of the Preferred Stock and other restrictions of Section B(1) below.

B. Preferred Stock. The voting powers, preferences and rights (and the qualifications, limitations, or restrictions thereof) of the Class B Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock are as follows:

1. Dividends.

(a) Series A-2 Dividends. The holders of the Series A-2 Preferred Stock shall be entitled to receive, out of funds legally available therefor, per share dividends in cash at the rate of eight percent (8%) per annum of the Liquidation Value thereof, when, as and if declared by the Board of Directors (the “Series A-2 Dividend”). The right to receive dividends on shares of the Series A-2 Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series A-2 Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. All declared but unpaid Series A-2 Dividends shall be payable in cash upon a Liquidation Event of the Corporation, as provided in Section B(2). Each dividend paid in cash shall be mailed to the holders of record of the Series A-2 Preferred Stock, as their names and addresses appear on the share register of the Corporation or at the office of the transfer agent on the corresponding dividend payment date. The rights of the Series A-2 Preferred Stock to receive the Series A-2 Dividend shall be pari passu to the rights of Series A-1 Preferred Stock to receive the Series A-1 Dividend and the rights of the Class B Preferred Stock to receive the Class B Dividend.

(b) Series A-1 Dividends. The holders of the Series A-1 Preferred Stock shall be entitled to receive, out of funds legally available therefor, per share dividends in cash at the rate of eight percent (8%) per annum of the Liquidation Value thereof, when, as and if declared by the Board of Directors (the “Series A-1 Dividend”). The right to receive dividends on shares of the Series A-1 Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series A-1 Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. All declared but unpaid Series A-1 Dividends shall be payable in cash upon a Liquidation Event of the Corporation, as provided in Section B(2). Each dividend paid in cash shall be mailed to the holders of record of the Series A-1 Preferred Stock, as their names and addresses appear on the share register of the Corporation or at the office of the transfer agent on the corresponding dividend payment date. The rights of the Series A-1 Preferred Stock to receive the Series A-1 Dividend shall be pari passu to the rights of Series A-2 Preferred Stock to receive the Series A-2 Dividend and the rights of the Class B Preferred Stock to receive the Class B Dividend.

(c) Class B Dividends. The holders of the Class B Preferred Stock shall be entitled to receive, out of funds legally available therefor, per share dividends in cash at the rate of 8.0% per annum of the Liquidation Value thereof, when, as and if declared by the Board of Directors (the “Class B Dividend”). Such dividends shall not be cumulative and shall not accrue by reason of the fact that dividends have not been declared or paid to the holders of the Class B Preferred Stock but all declared but unpaid dividends on the Class B Preferred Stock shall be fully paid or declared with funds irrevocably set apart for payment before any dividends may be declared or paid with respect to any Junior Securities (other than the Special Dividend). All declared but unpaid Class B Dividends shall be payable in cash upon a Liquidation Event of the Corporation, as provided in Section B(2). The rights of the Class B Preferred Stock to receive the Class B Dividend shall be pari passu to the rights of the Series A-1 Preferred Stock to receive the Series A-1 Dividend and the rights of the Series A-2 Preferred Stock to receive the Series A-2 Dividend.

(d) Other Dividends. So long as any shares of Preferred Stock are outstanding:

(i) no dividends (other than the Special Dividend and dividends on Common Stock payable solely in Common Stock) shall be paid on any other class or series of stock of the Corporation during any fiscal year of the Corporation until the Class B Dividend, the Series A-2 Dividend and the Series A-1 Dividend for that fiscal year and any dividends that have been declared but remain unpaid for any prior fiscal year shall have been paid, and no dividends (other than the Special Dividend and dividends on Common Stock payable solely in Common Stock) shall be declared and set apart for any other class or series of stock of the Corporation during any fiscal year of the Corporation until the Class B Dividend, the Series A-2 Dividend and the Series A-1 Dividend shall have been declared and set apart for payment during that fiscal year; and

(ii) after payment of the Class B Dividend, the Series A-2 Dividend and the Series A-1 Dividend, no dividend or distribution in cash, shares of stock or other property (other than the Special Dividend and to the extent declared, dividends on Common Stock payable solely in Common Stock) shall be paid or declared and set apart for payment on Common Stock, unless, at the same time, an equivalent dividend or distribution is declared or paid or set apart, as the case may be, on the Class B Preferred Stock, the Series A-2 Preferred Stock and the Series A-1 Preferred Stock based upon the number of shares of Common Stock which the holder of each such share of the Preferred Stock would be entitled to receive if such holder had converted such Preferred Stock into Common Stock on the same record date as the dividend or distribution on Common Stock or, if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividend or distribution are to be determined.

(iii) Notwithstanding anything to the contrary contained herein, no amounts shall be payable with respect to the Class B Preferred Stock in connection with the Special Dividend and the holders of the Class B Preferred Stock have no rights with respect to such Special Dividend.

(e) Waiver of Dividends. Any dividend preference of the Class B Preferred Stock, Series A-2 Preferred Stock, and Series A-1 Preferred Stock, as applicable, may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of Class B Preferred Stock (in the case of any dividend preference of the Class B Preferred), voting as a single class, and by the consent or vote of the holders of the majority of the outstanding shares of Class A Preferred (in the case of any dividend preference of any Class A Preferred Stock), voting together as a single class, subject to the provisions of Section B(5)(f)(i).

2. Liquidation Preference.

(a) Class B Preference. Upon any Liquidation Event, each holder of Class B Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash (the “Class B Liquidation Preference”) equal to the greater of (i) the aggregate Liquidation Value of all shares of Class B Preferred Stock then held by such holder plus all accrued Default Dividends (if any) and declared but unpaid dividends thereon and (ii) 75.0% of the aggregate Liquidation Value of all shares of Class B Preferred Stock then held by such holder plus all accrued Default Dividends (if any) and declared but unpaid dividends thereon plus an amount equal to the ratable portion (if any) of the Class B Common Participation Amount such holder of Class B Preferred Stock would be entitled to receive pursuant to Section B(2)(c) if such holder’s shares of Class B Preferred Stock and all other shares of Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event. If, upon any such Liquidation Event, the Corporation’s assets to be distributed among the holders of the Class B Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid pursuant to this Section B(2)(a), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Class B Preferred Stock based upon the aggregate Liquidation Value (plus all accrued Default Dividends (if any) and declared but unpaid dividends thereon) of the Class B Preferred Stock held by each such holder.

(b) Class A Preference. If upon any Liquidation Event the assets and funds of the Corporation legally available for distribution to the Corporation’s stockholders in connection with such Liquidation Event exceed the aggregate amount payable to the holders of the Class B Preferred Stock pursuant to Section B(2)(a), then, after the payments required by Section B(2)(a) shall have been made in full or irrevocably set apart for payment, each holder of Class A Preferred Stock shall be entitled to be paid, on a pari passu basis, before any distribution or payment is made upon the Common Stock, out of the assets of the Corporation legally available for distribution in connection with such Liquidation Event, the following amounts in cash: (i) for each share of Series A-2 Preferred Stock an amount equal to the sum of (A) one (1) times the Series A-2 Original Purchase Price (as adjusted for any stock dividends, combinations or splits with respect to such shares after the date hereof) plus (B) all declared but unpaid dividends on such share of Series A-2 Preferred Stock (the “Series A-2 Liquidation Preference”), or such lesser amount as may be approved by the holders of the majority of the outstanding shares of the Series A-2 Preferred Stock, and (ii) for each share of Series A-1 Preferred Stock an amount equal to the sum of (A) three (3) times the Series A-1 Original Purchase Price (as adjusted for any stock dividends, combinations or splits with respect to such shares after the date hereof) plus (B) all declared but unpaid dividends on such share of Series A-1 Preferred Stock (the “Series A-1 Liquidation Preference”), or such lesser amount as may be approved by the holders of the majority of the outstanding shares of the Series A-1 Preferred Stock. If, upon any such Liquidation Event, the Corporation’s assets to be distributed among the holders of the Class A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid pursuant to this Section B(2)(b), then the entire assets and funds of the Corporation legally available for distribution to the holders of the Class A Preferred Stock after payment of the aggregate amounts payable to the holders of the Class B Preferred Stock pursuant to Section B(2)(a) shall be distributed with equal priority and ratably among the holders of the Class A Preferred Stock, in proportion to the full amounts to which they otherwise would be respectively entitled.

(c) Participating Preferred. If the assets and funds of the Corporation legally available for distribution to the Corporation’s stockholders in connection with any Liquidation Event exceed the sum of the aggregate amount payable to holders of the Class B Preferred Stock pursuant to Section B(2)(a) and the aggregate amount payable to holders of the Class A Preferred Stock pursuant to Section B(2)(b), then, after the payments required by Sections B(2)(a) (including the amount payable to holders of the Class B Preferred Stock with respect to the Class B Participation Amount) and B(2)(b) shall have been made in full or irrevocably set apart for payment, the remaining assets and funds of the Corporation legally available for distribution to the Corporation’s stockholders in connection with such Liquidation Event shall be distributed with equal priority and ratably among the holders of the Class A Preferred Stock (as if fully converted into Common Stock pursuant to Section B(6)) and the holders of Common Stock, on a per share basis.

(d) Deemed Liquidation Event. For purposes of this Section B(2), any Fundamental Change or Change in Ownership shall be deemed to be a Liquidation Event, and each holder of Preferred Stock shall be entitled to receive in connection therewith (and, if no actual liquidation is taking place, upon surrender of the Preferred Stock held by such holder) payment from the Corporation (or the successor or purchasing entity) of an amount equal to the aggregate amount specified herein that such holders would have received upon a Liquidation Event in accordance with this Section B(2). Notwithstanding the preceding sentence or anything to the contrary contained in this Section B(2), if a Fundamental Change or Change in Ownership involves the payment by a successor or purchasing entity to the Corporation’s stockholders of consideration in whole or in part other than cash, then the amounts payable to the Class B Preferred Stock pursuant to this Section B(2) shall be paid in such form of consideration that is paid to the Corporation’s other stockholders (it being understood that the holders of Class B Preferred Stock shall be entitled to their ratable portion of any such form of non-cash consideration payable to the holders of Class A Preferred Stock) unless a different form of consideration is offered to the holders of the Class B Preferred Stock and the holders of a majority of the Class B Preferred Stock elect to accept such alternative form of consideration, and if any of the Corporation’s other stockholders are given an option as to the form of consideration to be received, then all holders of Class B Preferred Stock shall be given the same option, with it being understood that (i) the value of any such non-cash consideration payable to the holders of Class B Preferred Stock shall be determined as provided in Section B(6)(c) or, at the election of the holders of a majority of the outstanding shares of Class B Preferred Stock, as may otherwise be provided in the definitive agreement(s) entered into in connection with any such Fundamental Change or Change in Ownership and (ii) the Corporation or its Board of Directors may permit one or more key employees of the Corporation or any Subsidiary (other than any Person who is a partner, member, officer, employee of or otherwise affiliated with GaAs Labs, LLC or any Affiliated Company thereof, even if such Person is an employee of the Corporation or any Subsidiary) to, exchange all or a portion of their shares of capital stock of the Corporation for securities of the successor or purchasing entity in such transaction (or an Affiliate of such successor or purchasing entity) even if the holders of the Class B Preferred Stock are not given an opportunity to participate in that exchange.

(e) Waiver. Notwithstanding the foregoing, the treatment of any Fundamental Change or Change in Ownership as a Liquidation Event may be waived by the consent or vote of the holders of a majority of the outstanding shares of Class B Preferred Stock (in the case of any waiver applicable to the Class B Preferred Stock), voting as a single class, and, subject to the provisions of Section B(5)(f)(i), by the consent or vote of the holders of a majority of the outstanding shares of the Class A Preferred Stock (in the case of any waiver applicable to the Class A Preferred Stock), voting together as a single class.

(f) Allocation of Escrow. In the event of a Fundamental Change or Change in Ownership, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, then unless such treatment is waived by the consent or vote of the holders of a majority of the outstanding shares of Class B Preferred Stock (in the case of any waiver applicable to the Class B Preferred Stock), voting as a single class, and by the consent or vote of the holders of a majority of the outstanding shares of the Class A Preferred Stock (in the case of any waiver applicable to the Class A Preferred Stock), voting together as a single class, the purchase agreement or merger agreement for such deemed Liquidation Event shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections B(2)(a), B(2)(b), and B(2)(c) as if the Initial Consideration were the only consideration payable in connection with such deemed Liquidation Event and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections B(2)(a), B(2)(b), and B(2)(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction. Notwithstanding anything to the contrary contained herein, for purposes of this Section B(2)(e), the Class B Common Participation Amount payable to any holder of Class B Preferred Stock pursuant to Section B(2)(a) shall be deemed to be payable to such holder pursuant to Section B(2)(c).

(g) Effecting a Liquidation Event. The Corporation shall not be permitted to effect a Liquidation Event unless the agreement(s) for such Liquidation Event provides that the consideration payable to the holders of capital stock of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with this Section B(2). In the event of a Fundamental Change or Change in Ownership deemed to be a Liquidation Event for purposes of this Section B(2), the date of such deemed Liquidation Event shall be deemed to be the date such transaction closes.

3. Priority of Class B Preferred Stock on Dividends and Redemptions. So long as a majority of the shares of the Class B Preferred Stock originally issued to the Summit Investors as of the date of the Purchase Agreement remains outstanding, without the prior written consent of the Majority Class B Investors, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, except in each case as expressly permitted pursuant to the terms of this Third Amended and Restated Certificate of Incorporation, the Investor Rights Agreement and/or the Class B Preferred Rights Agreement.

4. Redemptions.

(a) Redemption Upon Request. At any time on or after the seventh (7th) anniversary of the date of the first issuance of shares of Class B Preferred Stock, the Majority Class B Investors may require redemption of all (but not less than all) of the shares of Class B Preferred Stock and any securities issued upon conversion or otherwise in respect thereof, at a price per share equal to the Redemption Value, payable in immediately available funds, by delivering written notice of such request to the Corporation. Within ten (10) business days after receipt of a request for redemption in accordance with this Section B(4)(a), the Corporation shall give written notice of such request to each other holder of Class B Preferred Stock or any shares issued upon conversion or otherwise in respect thereof specifying the Redemption Value, the proposed Redemption Date and the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing such holder’s shares of Class B Preferred Stock and any securities issued upon conversion or otherwise in respect thereof (the “Redemption Notice”). The Corporation shall redeem all of the shares of Class B Preferred Stock and any securities issued upon conversion or otherwise in respect thereof, in each case at the Redemption Value, on a date fixed by the Corporation, which date shall be not more than 180 days after the later of the Corporation’s receipt of such request for redemption or the date on which the Redemption Value of the Class B Preferred Stock and any securities issued upon conversion or otherwise in respect thereof shall have been determined in accordance with this Section B(4).

(b) Redemption Upon Bankruptcy. If the Corporation or any Subsidiary or Subsidiaries holding all or substantially all of the Corporation’s assets on a consolidated basis makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, or an order, judgment or decree is entered adjudicating the Corporation or any such Subsidiary or Subsidiaries bankrupt or insolvent, or any order for relief with respect to the Corporation or any such Subsidiary or Subsidiaries is entered under the Bankruptcy Code, or the Corporation or any such Subsidiary or Subsidiaries petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any such Subsidiary or Subsidiaries or of any substantial part of the assets of the Corporation or any such Subsidiary or Subsidiaries, or commences any proceeding relating to the Corporation or any such Subsidiary or Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any such Subsidiary or Subsidiaries and either (i) the Corporation or any such Subsidiary or Subsidiaries by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within 90 days, then each share of Preferred Stock then outstanding automatically and without any further action by the holders of Preferred Stock shall be redeemed by the Corporation effective immediately and converted into the right to receive an amount in cash equal to the aggregate Liquidation Value of all shares of Preferred Stock then held by such holder plus all accrued Default Dividends (if any) and declared but unpaid dividends thereon. Within five (5) days after any redemption in accordance with this Section B(4)(b), the Corporation shall give written notice of such redemption to each holder of Preferred Stock specifying the aggregate redemption value of such holder’s shares of Preferred Stock so redeemed, the date of redemption and the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock so redeemed.

(c) Redemption Value and Procedures. The Corporation shall be required to redeem on the proposed Redemption Date each share of Class B Preferred Stock or (if applicable) securities issued upon conversion or otherwise in respect thereof for which a request for redemption has been delivered in accordance with Section B(4)(a) at a price per share equal to the Redemption Value thereof, payable in immediately available funds. For purposes of Section B(4)(a), “Redemption Value” shall mean (i) with respect to a share of Class B Preferred Stock, the greater of (A) the aggregate Liquidation Value of such share of Class B Preferred Stock plus all accrued Default Dividends (if any) and declared but unpaid dividends thereon, and (B) 75.0% of the aggregate Liquidation Value of such share of Class B Preferred Stock plus all accrued Default Dividends (if any) and declared but unpaid dividends thereon plus the Fair Market Value of the Conversion Stock issuable upon conversion of such share of Class B Preferred Stock, (ii) with respect to a share of Class A Preferred Stock, the aggregate Liquidation Value of such share of Class A Preferred Stock plus all accrued Default Dividends (if any) and declared but unpaid dividends thereon, and (iii) with respect to any other security, the Fair Market Value thereof, in each case determined as of the Redemption Date. Except as provided in Section B(4)(d), on the Redemption Date, each holder of shares of Preferred Stock or (if applicable) other securities on the Redemption Date shall surrender to the Corporation the certificate or certificates representing such shares of Preferred Stock and other securities, in the manner and at the place designated in the Redemption Notice, and thereupon the aggregate Redemption Value of such shares of Preferred Stock and (if applicable) other securities shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

(d) Failure to Redeem. If the funds of the Corporation legally available for redemption of shares of Class B Preferred Stock and (if applicable) other securities (other than the Class A Preferred Stock) pursuant to this Section B(4) on the proposed Redemption Date are insufficient to redeem all shares of Class B Preferred Stock and (if applicable) other securities (other than the Class A Preferred Stock) then subject to redemption or if the redemption of such Class B Preferred Stock or other securities (other than the Class A Preferred Stock) is not permitted under any loan agreement, indenture or financing agreement with a bank or other unaffiliated financial institution to which the Corporation or any of its Subsidiaries is bound (collectively, the “Financing Agreements”), then (without limiting the Corporation’s obligation hereunder or curing any failure not to redeem all of the shares of Class B Preferred Stock and (if applicable) other securities (other than the Class A Preferred Stock)) those funds that are legally available and permitted under the Financing Agreements to be used for the redemption of securities will be used to redeem the maximum possible number of shares ratably among the holders thereof in proportion to the aggregate Redemption Value that each such holder of Class B Preferred Stock and (if applicable) other securities (other than the Class A Preferred Stock) would be entitled to receive pursuant to this Section B(4). If the funds of the Corporation legally available for redemption of shares of Class A Preferred Stock pursuant to this Section B(4) on the proposed Redemption Date are insufficient to redeem all shares of Class A Preferred Stock then subject to redemption or if the redemption of such Class A Preferred Stock or other securities is not permitted under any Financing Agreements, then (without limiting the Corporation’s obligation hereunder or curing any failure not to redeem all of the shares of Class A Preferred Stock) those funds that are legally available and permitted under the Financing Agreements to be used for the redemption of shares of Class A Preferred Stock (after payment of the full Redemption Value that each such holder of Class B Preferred Stock and (if applicable) other securities (other than the Class A Preferred Stock) are entitled to receive pursuant to this Section B(4)) will be used to redeem the maximum possible number of shares ratably among the holders thereof in proportion to the aggregate Redemption Value that each such holder would be entitled to receive pursuant to this Section B(4). Each share of Preferred Stock or other security not redeemed as and when required hereunder for any reason shall remain outstanding, be entitled to all the rights and preferences provided herein and shall automatically commence to accrue on a daily basis dividends (regardless of whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of such dividends) on the sum of the Redemption Value thereof plus all accumulated but unpaid dividends thereon at the rate of eight percent (8%) per annum, compounded quarterly on the last day of each calendar quarter, becoming accumulated and remaining accumulated dividends until paid to the holder thereof. Thereafter, until such time as such share is redeemed in accordance with this Section B(4), such dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of two (2) percentage points (but in no event shall such dividend rate exceed fourteen percent (14%)). Such accrued dividends (the “Default Dividends”) shall be cumulative such that all such accrued but unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment thereof in all cases before any dividends may be declared or paid with respect to any Junior Securities in the case of Default Dividends on the Class B Preferred Stock or the Common Stock in the case of Default Dividends on the Class A Preferred Stock. At any time thereafter when additional funds of the Corporation are legally available and permitted under the Financing Agreements to be used for the redemption of shares of Class B Preferred Stock and (if applicable) other securities subject to redemption under this Section B(4), such funds will immediately be used to redeem the balance of the shares of Class B Preferred Stock and (if applicable) other securities (other than the Class A Preferred Stock) subject to redemption under this Section B(4) that the Corporation has become obliged to redeem on any proposed Redemption Date but that it has not redeemed, ratably among the holders thereof in proportion to the remaining aggregate Redemption Value (plus all accrued Default Dividends and declared but unpaid dividends) that each such holder remains entitled to receive. Following the payment in full of the amounts due the holders of the Class B Preferred Stock and (if applicable) other securities (other than the Class A Preferred Stock) pursuant to this Section B(4), at any time thereafter when additional funds of the Corporation are legally available and permitted under the Financing Agreements to be used for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares of Class A Preferred Stock subject to redemption under this Section B(4) that the Corporation has become obliged to redeem on any proposed Redemption Date but that it has not redeemed, ratably among the holders thereof in proportion to the remaining aggregate Redemption Value (plus all accrued Default Dividends and declared but unpaid dividends) that each such holder remains entitled to receive. Notwithstanding anything to the contrary contained herein, without the prior written consent of the Majority Class B Investors, the Corporation shall not declare or pay any dividends or redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Junior Securities after the receipt of notice of redemption under this Section B(4), or at any other time when the Corporation is obligated to make redemption payments under this Section B(4), unless and until all amounts required to be paid to the holders of Class B Preferred Stock and (if applicable) other securities (other than the Class A Preferred Stock) to be redeemed under this Section B(4) shall have been paid in full. Notwithstanding anything to the contrary contained herein, without the prior written consent of the holders of a majority of the Class A Preferred Stock, the Corporation shall not declare or pay any dividends or redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Common Stock at any other time when the Corporation is obligated to make redemption payments under this Section B(4) to the holders of the Class A Preferred Stock, unless and until all amounts required to be paid to the holders of Class A Preferred Stock to be redeemed under this Section B(4) shall have been paid in full. The Corporation shall use commercially reasonable efforts to obtain the removal or waiver of any direct or indirect restrictions on the timely redemption of the Preferred Stock or other securities pursuant to this Section B(4) under any Financing Agreement (including, to the extent necessary and commercially reasonable, by taking commercially reasonable efforts to refinance the indebtedness under any such Financing Agreement) or to overcome any legal restrictions, in each case so as to permit the timely redemption of the Preferred Stock or other securities pursuant to this Section B(4).

(e) Effect of Redemption. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Value, all rights of the holders of shares of Preferred Stock as holders of Preferred Stock (except the right to receive the applicable Redemption Value without interest upon surrender of their certificate or certificates) shall cease with respect to such shares of Preferred Stock, and such shares of Preferred Stock shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(f) Other Redemptions or Acquisitions. The shares of Class B Preferred Stock shall not be redeemable or otherwise repurchasable by the Corporation or any of its Subsidiaries, except as set forth in this Section B(4) or as otherwise agreed to by the Majority Class B Investors and the Corporation.

5. Voting Rights.

(a) Generally. Except as otherwise provided herein or in the DGCL, the holders of shares of Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Preferred Stock held of record by such holder could then be converted pursuant to Section B(6) at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed. The holders of shares of Preferred Stock shall be entitled to notice of any meeting of stockholders in accordance with the Bylaws of the Corporation.

(b) Election of Directors.

(i) Board Size. The Board of Directors shall be composed of five (5) directors, unless the Majority Class B Investors, voting as a single class, and the holders of a majority of the outstanding shares of Class A Preferred Stock, voting as a single class, consents or votes in favor of a change in the size of the Board of Directors.

(ii) Class A Board Seats. For so long as any shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock remain outstanding, the holders of such outstanding shares, in addition to the other voting rights set forth herein, shall have the right, voting together as a single class on an as-converted basis, to elect three of the members to the Board of Directors (the “Class A Board Seats”). If a vacancy in the Class A Board Seats is to be filled by the Board of Directors, only directors elected by the holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock as provided in this Section B(5)(b)(ii) shall vote to fill such vacancy, or, in the event there should be no such directors in office, the seat shall remain vacant until filled by election as provided in this Section B(5)(b)(ii).

(iii) Class B Board Seat. For so long as any shares of Class B Preferred Stock remain outstanding, in the election of directors of the Corporation, the holders of Class B Preferred Stock, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s capital stock and with each share of Class B Preferred Stock entitled to one vote, shall be entitled to elect (by majority vote) one (1) director to serve on the Board of Directors with such director serving until his or her successor is duly elected by the holders of Class B Preferred Stock or his or her earlier death, resignation or removal from office by the holders of Class B Preferred Stock. If the holders of Class B Preferred Stock for any reason fail to elect a director hereunder, (including, without limitation, following the death, resignation or removal from office by the holders of Class B Preferred Stock of a director elected by the holders of the Class B Preferred Stock), such position shall remain vacant until such time as the holders of Class B Preferred Stock elect an individual to serve as a director to fill such position and shall not be filled by resolution or vote of the Board of Directors or the Corporation’s other stockholders.

(c) Other Voting Rights. The holders of Class B Preferred Stock also shall be entitled to the special voting and approval rights set forth in the Investor Rights Agreement and Class B Preferred Rights Agreement.

(d) Meetings; Action by Written Consent. Subject to any agreement to which the Corporation is a party or by which it is bound (including, without limitation, the Investor Rights Agreement and the Class B Preferred Rights Agreement), the voting rights of the holders of Preferred Stock or Common Stock, voting separately or together (whether as to the election of directors or any other matter), may be exercised either at a special meeting of the holders of the applicable class or series of stock called as provided below, or at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting.

(e) Preferred Protective Provisions. For so long as any shares of Preferred Stock remain outstanding, without the affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, the Corporation shall not:

(i) amend this Third Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (including by merger or otherwise);

(ii) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on a Liquidation Event and the payment of dividends;

(iii) effect any sale, lease, assignment, transfer, exchange or other conveyance of a majority of the assets or capital stock of the Corporation (including, without limitation, the granting of an exclusive license to all or a substantial portion of the Corporation’s intellectual property in a single transaction or series of transactions), or any consolidation, business combination, acquisition, conversion or merger involving the Corporation or any share exchange, reclassification or other change of any stock which results in the stockholders of the Corporation immediately prior to such transaction owning less than 50% of the voting equity securities of the surviving entity after such transaction, or any recapitalization, or any dissolution, liquidation or winding up of the Corporation or, unless the obligations of the Corporation under an agreement are expressly conditional upon the requisite approval of the holders of shares of the Preferred Stock as provided for herein, make any agreement or become obligated to do so;

(iv) redeem or repurchase any Preferred Stock except as expressly contemplated herein, or pay, declare or set aside for payment any Distribution on the Common Stock; or

(v) effect any voluntary liquidation, dissolution or winding up of the Corporation.

(f) Series A-2 Preferred and Series A-1 Preferred Protective Provisions. For so long as any shares of both Series A-2 Preferred Stock and Series A-1 Preferred Stock remain outstanding, without the affirmative vote of the holders of at least a majority of (i) the outstanding shares of Series A-2 Preferred Stock and (ii) the outstanding shares of Series A-1 Preferred Stock, each voting separately on an as-converted basis, the Corporation shall not:

(i) amend or waive the rights, preferences or privileges of either the Series A-2 Preferred Stock or the Series A-1 Preferred Stock set forth in this Third Amended and Restated Certificate of Incorporation without concurrently effecting a corresponding amendment or waiver of the rights, preferences or privileges of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock, as applicable, set forth in this Third Amended and Restated Certificate of Incorporation;

(ii) authorize the redemption or repurchase by the Corporation of shares of either the Series A-2 Preferred Stock or the Series A-1 Preferred Stock without a corresponding redemption or repurchase of shares of the Series A-2 Preferred Stock or the Series A-1 Preferred Stock, as applicable, on a pari passu basis; or

(iii) amend the provisions of this Section B(5)(f).

6. Conversion.

(a) Conversion Procedure.

(i) At any time and from time to time, any holder of Class B Preferred Stock may convert all or any portion of the shares of Class B Preferred Stock (including any fraction of a share) held by such holder into a number of shares of Common Stock computed by multiplying the number of shares of Class B Preferred Stock to be converted by the Class B Original Purchase Price (as adjusted for any stock dividends, combinations or splits with respect to such shares) and dividing the result by the Class B Conversion Price then in effect. The initial “Class B Conversion Price” shall be equal to the Class B Original Purchase Price, but shall be subject to adjustment as provided in this Section B(6). Any holder of shares of Series A-2 Preferred Stock may convert all or any portion of the shares of Series A-2 Preferred Stock (including any fraction of a share) held by such holder into a number of shares of Common Stock computed by multiplying the number of shares of Series A-2 Preferred Stock to be converted by the Series A-2 Original Purchase Price (as adjusted for any stock dividends, combinations or splits with respect to such shares) and dividing the result by the Series A-2 Conversion Price then in effect. The initial “Series A-2 Conversion Price” shall be equal to the Series A-2 Original Purchase Price, but shall be subject to adjustment as provided in this Section B(6). Any holder of shares of Series A-1 Preferred Stock may convert all or any portion of the shares of Series A-1 Preferred Stock (including any fraction of a share) held by such holder into a number of shares of Common Stock computed by multiplying the number of shares of Series A-1 Preferred Stock to be converted by the Series A-1 Original Purchase Price (as adjusted for any stock dividends, combinations or splits with respect to such shares) and dividing the result by the Series A-1 Conversion Price then in effect. The initial “Series A-1 Conversion Price” shall be equal to the Series A-1 Original Purchase Price, but shall be subject to adjustment as provided in this Section B(6).

(ii) Except as otherwise provided herein, each conversion of shares of Preferred Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the shares of Preferred Stock to be converted (or an affidavit of loss with respect thereto reasonably acceptable to the Corporation) have been surrendered for conversion at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such shares of Preferred Stock, as a holder of Preferred Stock, will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. Notwithstanding any other provision hereof, if a conversion of Preferred Stock is to be made in connection with a Fundamental Change, Change in Ownership, Public Offering or other transaction affecting the Corporation or a holder of Preferred Stock, the conversion of any shares of Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until immediately prior to the consummation of such event or transaction and shall be deemed null and void if such event or transaction is no subsequently so consummated.

(iii) Promptly (and in any event within three (3) business days) after a conversion has been effected, the Corporation shall deliver to the converting holder (or the converting holder’s designee):

(A) cash in an amount of all accrued Default Dividends (if any) and declared but unpaid dividends on the shares of Preferred Stock converted; provided that, at the sole option of the Board of Directors and without the approval of the holders of the Preferred Stock, any such dividends (other than any Default Dividends) may be paid in whole or in part in shares of Common Stock having a Fair Market Value as of the date of conversion equal to the amount of such declared but unpaid dividends; provided further that if any such dividends are paid in shares of Common Stock, then the amount of dividends paid in shares of Common Stock (if less than all) shall be allocated among all holders of Preferred Stock then electing conversion ratably based on the aggregate amount of such dividends payable to each such holder as compared to the aggregate amount of such dividends payable to all holders;

(B) with respect to holders of Class B Preferred Stock, if such conversion was an automatic conversion effected pursuant to Section B(6)(o)(i), cash in an amount determined as follows (such payment, the “QPO Preference”), in priority to any distribution or payment upon any Junior Securities: (1) if the QPO Return is less than or equal to 1.75, then such cash payment shall be equal to 50.0% of the aggregate Liquidation Value of all shares of Class B Preferred Stock then held by such holder; (2) if the QPO Return is greater than 1.75 and less than 2.25, then such cash payment shall be a percentage of the aggregate Liquidation Value of all shares of Class B Preferred Stock then held by such holder between 50.0% and 16.7% determined as a linear interpolation of the QPO Return from 1.75 to 2.25; and (3) if the QPO Return is greater than or equal to 2.25, then such cash payment shall be equal to 16.7% of the aggregate Liquidation Value of all shares of Class B Preferred Stock then held by such holder; provided that the Corporation, at its election and without approval from any holders of Class B Preferred Stock, may satisfy its obligation to pay up to 50% of the QPO Preference by issuance of newly-issued shares of Common Stock (such shares to be valued at the price per share paid by the public in the Qualified Public Offering resulting in such mandatory conversion) in lieu of cash;

(C) cash in the amount payable pursuant to Section B(6)(a)(vi) with respect to such conversion;

(D) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(E) a certificate representing any shares of Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(iv) If the corporation is not permitted under applicable law to pay any portion of any accrued Default Dividend on the Preferred Stock being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to pay such dividends to such holder.

(v) The issuance of certificates for shares of Common Stock upon conversion of shares of Preferred Stock will be made without charge to the holders of such shares of Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each share of Preferred Stock, the Corporation will take all such actions as are necessary in order to ensure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

(vi) If any fractional interest in a share of Common Stock would, except for the provisions of this Section B(6)(a)(vi), be deliverable upon any conversion of shares of Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, will pay an amount to the holder thereof equal to the fair market value (as determined in good faith by the Board of Directors) of such fractional interest as of the date of conversion.

(vii) The Corporation shall not close its books against the transfer of Preferred Stock or of Common Stock issued or issuable upon conversion of any Preferred Stock in any manner which interferes with the timely conversion of the Preferred Stock. The Corporation shall use commercially reasonable efforts to assist and cooperate with any holder of Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation and paying all filing fees and expenses payable by the Corporation or any such holder in connection therewith).

(viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding shares of Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Stock.

(b) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this Section B(6)(b), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section B(6)(b)(iii), deemed to be issued) by the Corporation after the filing of this Third Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:

(A) Equity Awards or shares of Common Stock upon the exercise or conversion of Options or Convertible Securities that are outstanding as of the filing of this Third Amended and Restated Certificate of Incorporation and were issued to employees, directors or service providers of the Corporation and its Subsidiaries pursuant to any Approved Plan;

(B) Options to acquire, or other Equity Awards representing, up to 1,000,000 shares of Common Stock (plus any shares of Common Stock previously awarded but subsequently forfeited by a holder without the payment to such holder of consideration) and shares of Common Stock issued or issuable upon exercise thereof, and such additional Options or Equity Awards as may be approved by the holders of a majority of the Class B Preferred Stock pursuant to the Class B Preferred Rights Agreement, in each case issued after the date of the filing of this Third Amended and Restated Certificate of Incorporation but prior to the first anniversary of such date, to employees, directors or service providers of the Corporation and its Subsidiaries pursuant to any Approved Plan, as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock;

(C) Options to acquire shares of Common Stock (and shares of Common Stock upon exercise thereof) or any Equity Awards, issued or granted after the date of the first anniversary of this Third Amended and Restated Certificate of Incorporation to employees, directors or service providers of the Corporation and its Subsidiaries pursuant to any Approved Plan;

(D) shares of Common Stock issuable upon the conversion of the Preferred Stock or the exercise of the Summit Warrants;

(E) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split or other distribution on the shares of Common Stock that is covered by Sections B(6)(f), (g), (h), or (i) hereof;

(F) shares of Common Stock issued in a Qualified Public Offering;

(G) shares of Common Stock issued or issuable as consideration for the acquisition of another Person by the Corporation by merger, purchase of substantially all of the assets or other reorganization; provided that, in each case, that such issuances are approved by the Board of Directors;

(H) up to an aggregate of 5,125,434 shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors; and

(I) up to an aggregate of 5,125,434 shares of Common Stock issued or issuable to any Person that prior to such issuance does not hold (and is not affiliated with or an employee, officer, director, manager or direct or indirect partner, members or stockholder of any Person that holds) any Equity Securities of the Corporation: (1) in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors; and (2) in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships or joint ventures approved by the Board of Directors.

(ii) No Adjustment of Conversion Price. No adjustment in the Class B Conversion Price, the Series A-2 Conversion Price or the Series A-1 Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless the consideration per Additional Share of Common issued or deemed to be issued by the Corporation (as determined pursuant to Section B(6)(c)) is less than the Class B Conversion Price (in the case of adjustments to the Class B Conversion Price), Series A-2 Conversion Price (in the case of adjustments to the Series A-2 Conversion Price) or Series A-1 Conversion Price (in the case of adjustments to the Series A-1 Conversion Price) in effect on the date of and immediately prior to such issuance.

(iii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Class B Conversion Price, under Section B(6)(b), the following occurring after the filing of the Third Amended and Restated Certificate of Incorporation shall be applicable:

(A) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Class B Conversion Price, Series A-2 Conversion Price or Series A-1 Conversion Price, as applicable, in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this Section B(6)(b)(iii)(A), the “price per share for which Common Stock is issuable” shall be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the applicable Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(B) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Class B Conversion Price, Series A-2 Conversion Price or Series A-1 Conversion Price, as applicable, in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section B(6)(b)(iii)(B), the “price per share for which Common Stock is issuable” shall be determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the applicable Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section B(6), no further adjustment of the applicable Conversion Price shall be made by reason of such issue or sale.

(C) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Class B Conversion Price, Series A-2 Conversion Price or Series A-1 Conversion Price, as applicable, in effect at the time of such change shall be immediately adjusted to the Class B Conversion Price, Series A-2 Conversion Price or Series A-1 Conversion Price, as applicable, which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section B(6)(b)(iii)(C), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Class B Preferred Stock, Series A-2 Preferred Stock or the Series A-1 Preferred Stock, as applicable, are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Class B Conversion Price, Series A-2 Conversion Price or Series A-1 Conversion Price, as applicable, hereunder to be increased.

(D) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Class B Conversion Price, Series A-2 Conversion Price or Series A-1 Conversion Price, as applicable, then in effect hereunder shall be adjusted immediately to the Class B Conversion Price, Series A-2 Conversion Price or Series A-1 Conversion Price, as applicable, which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this Section B(6)(b)(iii)(D), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Class B Preferred Stock, Series A-2 Preferred Stock or the Series A-1 Preferred Stock, as applicable, shall not cause the Class B Conversion Price, Series A-2 Conversion Price or Series A-1 Conversion Price, as applicable, hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Class B Preferred Stock, Series A-2 Preferred Stock or the Series A-1 Preferred Stock, as applicable.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. If and whenever on or after the date of filing of the Third Amended and Restated Certificate of Incorporation the Corporation issues or sells, or in accordance with this Section B(6)(b) is deemed to have issued or sold, any shares of its Common Stock without consideration or for a consideration per share less than the Class B Conversion Price, the Series A-2 Conversion Price or the Series A-1 Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale each of the Class B Conversion Price, the Series A-2 Conversion Price and the Series A-1 Conversion Price which is greater than such consideration per share shall be reduced to the Class B Conversion Price, Series A-2 Conversion Price or Series A-1 Conversion Price, as applicable, (calculated to the nearest cent) determined by dividing (a) the sum of (1) the product derived by multiplying the Class B Conversion Price, Series A-2 Conversion Price or Series A-1 Conversion Price, as applicable, in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section B(6)(b)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all Options and all shares of Common Stock reserved for issuance under any Approved Plan shall be deemed to be outstanding.

(c) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts and commissions). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Fair Market Value thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets of the non-surviving entity that is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration or net assets other than cash and securities (and, if applicable, the portions thereof attributable to any such stock or securities) shall be determined jointly by the Corporation, the holders of a majority of the Class A Preferred Stock, and the Majority Class B Investors. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser (other than one of the “Big Four” accounting firms) experienced in valuing such type of consideration jointly selected by the Corporation, the holders of a majority of the Class A Preferred Stock, and the Majority Class B Investors. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(d) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.

(e) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(f) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(g) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Common Stock, the Class B Conversion Price, the Series A-2 Conversion Price and the Series A-1 Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Class B Conversion Price, the Series A-2 Conversion Price and the Series A-1 Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(h) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Class B Preferred Stock, Series A-2 Preferred Stock or the Series A-1 Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Class B Preferred Stock, Series A-2 Preferred Stock or Series A-1 Preferred Stock, as applicable, the Class B Dividend, Series A-2 Dividend or Series A-1 Dividend, Class B Original Issue Price, Series A-2 Original Issue Price or Series A-1 Original Issue Price and Class B Liquidation Preference, Series A-2 Liquidation Preference or Series A-1 Liquidation Preference of the Class B Preferred Stock, Series A-2 Preferred Stock or the Series A-1 Preferred Stock, as applicable, in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Class B Preferred Stock, Series A-2

Preferred Stock or the Series A-1 Preferred Stock, as applicable, shall be combined (by reclassification or otherwise) into a lesser number of shares of Class B Preferred Stock, Series A-2 Preferred Stock or Series A-1 Preferred Stock, as applicable, the Class B Dividend, Series A-2 Dividend or Series A-1 Dividend, Class B Original Issue Price, Series A-2 Original Issue Price or Series A-1 Original Issue Price and Class B Liquidation Preference, Series A-2 Liquidation Preference or Series A-1 Liquidation Preference of the Class B Preferred Stock, Series A-2 Preferred Stock or the Series A-1 Preferred Stock, as applicable, in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased. In no event shall the Class B Preferred Stock, Series A-2 Preferred Stock or the Series A-1 Preferred Stock be so subdivided or combined without the others of them being correspondingly subdivided or combined.

(i) Adjustments for Reclassification, Exchange and Substitution; Organic Change.

(i) Subject to Section B(2), if the Common Stock issuable upon conversion of the Class B Preferred Stock, Series A-2 Preferred Stock or the Series A-1 Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by Organic Change or otherwise (other than a subdivision or combination of shares provided for above or pursuant to a Fundamental Change or Change in Ownership), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of Class B Preferred Stock, Series A-2 Preferred Stock or Series A-1 Preferred Stock, as applicable, shall have the right thereafter to convert such shares of Class B Preferred Stock, Series A-2 Preferred Stock or Series A-1 Preferred Stock, as applicable, into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of shares of the Class B Preferred Stock, Series A-2 Preferred Stock or Series A-1 Preferred Stock, as applicable, immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(ii) Prior to the consummation of any Organic Change (other than an Organic Change that also constitutes a Qualified Sale Transaction), the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to each of the holders of a majority of the outstanding shares of Class A Preferred, voting together as a single class, and to the Majority Class B Investors) to ensure that (i) the Preferred Stock shall not be cancelled or retired as a result of such Organic Change unless the rights, preferences and privileges of the Preferred Stock are otherwise preserved (whether in the form of a successor security of the Corporation or any successor thereto) and (ii) each of the holders of the Preferred Stock thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Stock immediately prior to such Organic Change (plus all accrued Default Dividends (if any) and declared but unpaid dividends on the Preferred Stock held by such holder immediately prior to such Organic Change). In each such case set forth in the preceding sentence, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to each of the holders of a majority of the outstanding shares of Class A Preferred, voting together as a single class, and to the Majority Class B Investors) to ensure that the provisions of this Section B(6) shall thereafter be applicable to the Preferred Stock or such successor securities. The Corporation shall not effect any such Organic Change (other than an Organic Change that also constitutes a Qualified Sale Transaction), unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to each of the holders of a majority of the outstanding shares of Class A Preferred, voting together as a single class, and to the Majority Class B Investors), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(j) Certain Events. If any event occurs of the type contemplated by the provisions of this Section B(6) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors shall make an appropriate adjustment in the Class B Conversion Price, Series A-2 Conversion Price, and Series A-1 Conversion Price so as to protect the rights of the holders of Class B Preferred Stock, Series A-2 Preferred Stock, and Series A-1 Preferred Stock; provided that no such adjustment shall increase the Class B Conversion Price, Series A-2 Conversion Price or Series A-1 Conversion Price as otherwise determined pursuant to this Section B(6) or decrease the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Class B Conversion Price, Series A-2 Conversion Price or the Series A-1 Conversion Price pursuant to this Section B(6), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the calculation of such adjustment or readjustment and the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to all holders of Preferred Stock a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Prices at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Class B Preferred Stock, Series A-2 Preferred Stock and Series A-1 Preferred Stock.

(l) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Class B Conversion Price, the Series A-2 Conversion Price or the Series A-1 Conversion Price may be waived, either before or after the issuance causing the adjustment, by the consent or vote of the holders of the majority of the outstanding shares of Class B Preferred Stock (in the case of the Class B Conversion Price) or the holders of a majority of the outstanding Series A-2 Preferred Stock and Series A-1 Preferred Stock (in the case of the Series A-2 Conversion Price and Series A-1 Conversion Price), subject to Section B(5)(f)(i). Any such waiver shall bind all future holders of Class B Preferred Stock, Series A-2 Preferred Stock and Series A-1 Preferred Stock, as applicable.

(m) Other Notices. If at any time:

(i) the Corporation shall declare any dividend upon Common Stock payable in cash or stock or make any other distribution to the holders of Common Stock,

(ii) the Corporation shall offer for subscription pro rata to the holders of Common Stock any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property;

(iii) there shall be any Fundamental Change, Change in Ownership or Organic Change, or

(iv) the Board of Directors or stockholders shall approve, or there shall occur, a voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier, telex, or other means of electronic communications addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (A) at least 10 days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (B) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 10 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

(n) Class B Notices. The Corporation shall give written notice to each record holder of Class B Preferred Stock at least 10 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common Stock (other than the Special Dividend), (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change or Liquidation Event. Not less than 30 days prior to the payment date stated therein, the Corporation shall also give written notice of any Liquidation Event to each record holder of Class B Preferred Stock, setting forth in reasonable detail the amount of proceeds payable under each of clauses (i) and (ii) of Section B(2)(a) with respect to each share of Class B Preferred Stock and each Junior Security in connection with such Liquidation Event.

(o) Automatic Conversion.

(i) All of the outstanding shares of Preferred Stock shall be automatically converted into Common Stock at the Series A-2 Conversion Price, the Series A-1 Conversion Price or the Class B Conversion Price, as applicable, then in effect, without any further action on the part of the Corporation or any holder of Series A-2 Preferred Stock, Series A-1 Preferred Stock or Class B Preferred Stock, as applicable, upon the closing of a Qualified Public Offering; provided that any such automatic conversion shall be effected only at the time of and subject to the consummation of the sale of shares pursuant to such Qualified Public Offering upon written notice of such mandatory conversion delivered to all holders of Preferred Stock at least seven days prior to the consummation of such Qualified Public Offering.

(ii) All of the outstanding shares of Class A Preferred Stock shall be automatically converted into Common Stock at the Series A-2 Conversion Price or the Series A-1 Conversion Price, as applicable, then in effect, without any further action on the part of the Corporation or any holder of Class A Preferred Stock upon a vote or consent of the holders of the majority of the Class A Preferred Stock in favor of such automatic conversion.

(iii) All of the outstanding shares of Class B Preferred Stock shall be automatically converted into Common Stock at the Class B Conversion Price then in effect, without any further action on the part of the Corporation or any holder of Class B Preferred Stock, upon a vote or consent of the holders of the majority of the Class B Preferred Stock in favor of such automatic conversion.

(p) No Reissuance of Preferred Stock. Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

(q) Issue Tax. The issuance of certificates for shares of stock upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted.

(r) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

7. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Preferred Stock. Upon the surrender of any certificate representing shares of Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Preferred Stock surrendered as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, then a customary agreement to indemnify shall be satisfactory) or, in the case of any mutilation, upon surrender of such certificate the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock represented by (and dated the date of) such lost, stolen, destroyed or mutilated certificate.

9. Definitions. As used herein, the following terms shall have the respective meanings set forth below:

“Additional Shares of Common” shall have the meaning set forth in Section B(6)(b)(i) of Article IV.

“Affiliate” means with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, in the case of an entity, includes any members of the Family Group of any individual who controls such entity, and in the case of an individual, includes any relative or spouse of such Person, or any relative of such spouse, if any such relative is a member of such individual’s Family Group. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Company” means (i) in respect of any Summit Investor, any Person which controls, is controlled by or under common control with Summit Partners, L.P., including each of its affiliated investment funds and management entities (other than the Corporation and any Person that is controlled by the Corporation), and (ii) in respect of any GaAs Labs Investor, any Person which controls, is controlled by or under common control with GaAs Labs, LLC (other than the Corporation and any Person that is controlled by the Corporation).

“Approved Plan” means the Corporation’s Amended and Restated 2009 Omnibus Stock Option Plan, as in effect on the date of this Third Amended and Restated Certificate of Incorporation, and any other written stock option, stock purchase or similar incentive plan for employees, officers, directors or consultants of the Corporation approved by the Board of Directors.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or any day that national banks having offices in Delaware are required or authorized to be closed for the transaction of business.

“Change in Ownership” means any sale, transfer, issuance or other transaction or series of sales, transfers, issuances and/or other transactions of or involving shares of the Corporation’s capital stock by the Corporation or any holders thereof which results in the holders of Common Stock and Preferred Stock as of immediately after the consummation of the transactions contemplated by the Purchase Agreement or their Permitted Transferees ceasing to own more than 50% of the Corporation’s total voting power represented by the outstanding voting securities of the Corporation immediately following such sale, transfer or issuance or series of sales, transfers and/or issuances.

“Class A Preferred Stock” shall have the meaning set forth in the first full paragraph of Article IV.

“Class B Common Participation Amount” means, in connection with any Liquidation Event (including any deemed Liquidation Event pursuant to Section B(2)(d) of Article IV), any assets and funds that would remain for distribution in respect of Common Stock (and Preferred Stock on an as-converted to Common Stock basis) after payment in full of 75.0% of the aggregate Liquidation Value of all shares of Class B Preferred Stock plus all accrued Default Dividends (if any) and declared but unpaid dividends thereon plus the aggregate amount payable to the holders of the Class A Preferred Stock pursuant to Section B(2)(b) of Article IV.

“Class B Conversion Price” shall have the meaning set forth in Section B(6)(a)(i) of Article IV.

“Class B Dividend” shall have the meaning set forth in Section B(1)(c) of Article IV.

“Class B Liquidation Preference” shall have the meaning set forth in Section B(2)(a) of Article IV.

“Class B Original Purchase Price” means $3.51 per share of Class B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares).

“Class B Preferred Rights Agreement” means that certain Class B Preferred Rights Agreement, dated as of December 21, 2010, by and among the Corporation and the other Persons named therein, as such agreement may be amended, modified or waived from time to time in accordance with its terms.

“Class B Preferred Stock” shall have the meaning set forth in the first full paragraph of Article IV.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and for purposes of Section B(6) of Article IV shall include any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon the exercise and/or conversion of any outstanding Convertible Securities and all Options, plus the number of shares of Common Stock reserved for issuance under any Approved Plan, plus the number of shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock.

“Conversion Price” means the Class B Conversion Price, the Series A-2 Conversion Price or the Series A-1 Conversion Price.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Corporation” means M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation.

“DGCL” shall have the meaning set forth in the recitals.

“Distribution” shall mean (A) the transfer of cash or other property to a holder of Common Stock in respect of such Common Stock without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or (B) the purchase or redemption of shares of Common Stock of the Corporation by the Corporation or its Subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its Subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its Subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock of the Corporation in connection with the settlement of a dispute with any stockholder, as approved by the Board of Directors, and (iv) any other repurchase or redemption of Common Stock of the Corporation approved by the holders of a majority of the Preferred Stock of the Corporation voting as a single class.

“Equity Awards” means any stock, stock appreciation rights, phantom stock rights, or other rights or awards expressly contemplated under any Approved Plan.

“Equity Securities” means (i) capital stock (including the Preferred Stock and the Common Stock) of, membership interests, partnership interests or other equity interests in, the Corporation or any of its Subsidiaries, (ii) obligations, evidences of indebtedness or other debt or equity securities or interests convertible or exchangeable into such equity interests in the Corporation or any of its Subsidiaries and (iii) warrants, options or other rights to purchase or otherwise acquire such equity interests in the Corporation or any of its Subsidiaries.

“Fair Market Value” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by Pink OTC Markets, Inc., or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Fair Market Value” is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange, the term “business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any securities exchange or quoted in the over-the-counter market, the “Fair Market Value” shall be the fair value thereof determined jointly by the Board of Directors, the holders of a majority of the Class A Preferred Stock, and the Majority Class B Investors (without applying any minority discounts and, if a security of the Corporation, determined in accordance with this Article IV). If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined (without applying any minority discounts) by an independent appraiser (other than one of the “Big Four” accounting firms) experienced in valuing securities jointly selected by the Corporation, the holders of a majority of the Class A Preferred Stock, and the Majority Class B Investors. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

“Family Group” means, as to any particular Person, (i) such Person’s spouse and descendants (whether natural or adopted), siblings and siblings-in-law and their descendants (whether natural or adopted), (ii) any trust solely for the benefit of such Person and/or such Person’s spouse, descendants, siblings and siblings-in-law and their descendants and (iii) any partnerships, corporations or limited liability companies where the only partners, shareholders or members are such Person and/or such Person’s spouse, parents, parents-in-law, descendants (including of such parents or parents-in-law) and/or trusts referred to in clause (ii) of this definition.

“Fundamental Change” means (i) any sale, lease, conveyance, exclusive license, transfer or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured by fair market value determined in the reasonable good faith judgment of the Board of Directors) in any transaction or series of transactions, except where such sale, lease, conveyance, exclusive license, transfer or other disposition is to a wholly-owned Subsidiary of the Corporation, and (ii) any merger or consolidation or other transaction to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms and relative priorities of the Class B Preferred Stock are not changed and the Class B Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of Common Stock and Preferred Stock as of immediately after the consummation of the transactions contemplated by the Purchase Agreement and their Permitted Transferees shall continue to own more than 50% of the Corporation’s total voting power represented by the outstanding voting securities of the Corporation immediately following such merger or consolidation.

“GaAs Labs Investor” means any direct or indirect stockholder of the Corporation that is an Affiliated Company of GaAs Labs, LLC.

“Initial Consideration” shall have the meaning set forth in Section B(2)(e) of Article IV.

“Institutional Stockholder” means any GaAs Labs Investor or any Summit Investor.

“Investor Rights Agreement” means that certain Amended and Restated Investor Rights Agreement, dated as of December 21, 2010, by and among the Corporation and the other Persons named therein, as such agreement may be amended, modified or waived from time to time in accordance with its terms.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Class B Preferred Stock.

“Liquidation Event” means any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

“Liquidation Value” of any share of Class B Preferred Stock or Series A-2 Preferred Stock as of any particular date shall be equal to the Original Purchase Price of such share of Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and of any share of Series A-1 Preferred Stock as of any particular date shall be equal to three (3) times the Original Purchase Price of such share of Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares). For the avoidance of doubt, no dividend paid on any share of Preferred Stock shall constitute an offset to or credit against such share’s Liquidation Value.

“Majority Class B Investors” means the holders of a majority of the then-outstanding Class B Preferred Stock or, if no Class B Preferred Stock is then outstanding, of the Common Stock issued upon conversion thereof then-outstanding.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Purchase Price” means (i) with respect to any share of Class B Preferred Stock, the Class B Original Purchase Price, (ii) with respect to any Series A-2 Preferred Stock, the Series A-2 Original Purchase Price, and (iii) with respect to any share of Series A-1 Preferred Stock, the Series A-1 Original Purchase Price.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger or other transaction, in each case which is effected in such a manner that all of the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

“Permitted Transferee” means (i) with respect to any Person who is an individual, a member of such Person’s Family Group, and (ii) with respect to any Person which is an entity, any of such Person’s Affiliates, but in either case only for so long as such Person remains a Permitted Transferee of such Person.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Stock” means the Corporation’s preferred stock, par value $0.001 per share.

“Purchase Agreement” means that certain Stock Purchase and Recapitalization Agreement, dated as of December 21, 2010, by and among the Corporation and the other Persons named therein, as such agreement may be amended, modified or waived from time to time in accordance with its terms.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“QPO Preference” shall have the meaning set forth in Section B(6)(a)(iii)(B) of Article IV.

“QPO Return” means, with respect to any Qualified Public Offering, the result of (i) the price per share paid by the public in such Qualified Public Offering, divided by (ii) the Class B Conversion Price in effective immediately prior to such Qualified Public Offering.

“Qualified Public Offering” means a Public Offering underwritten on a firm commitment basis by a nationally recognized investment bank in which (i) the aggregate proceeds received by the Corporation and any other selling stockholders in such Public Offering (net of discounts and commissions) shall be at least $100,000,000 and (ii) the price per share paid by the public in such Public Offering will be an amount not less than 1.5 times the Class B Conversion Price (as appropriately adjusted for stock splits, stock combinations, stock dividends and the like with respect to the Common Stock).

“Qualified Sale Transaction” has the meaning given to such term in the Class B Preferred Rights Agreement.

“Redemption Date” means, as to any share of Class B Preferred Stock or other applicable security, the date specified or determined herein on which the Corporation is required to redeem such share of Class B Preferred Stock or other applicable security; provided that no such date shall be a Redemption Date unless the Redemption Value of such share of Class B Preferred Stock or other applicable security is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Redemption Notice” shall have the meaning set forth in Section B(4)(a) of Article IV.

“Restricted Opportunity” means a corporate opportunity offered to a Person in writing solely and expressly by virtue of such Person being a director, officer or employee of the Corporation.

“Series A-1 Conversion Price” shall have the meaning set forth in Section B(6)(a)(i) of Article IV.

“Series A-2 Conversion Price” shall have the meaning set forth in Section B(6)(a)(i) of Article IV.

“Series A-1 Dividend” shall have the meaning set forth in Section B(1)(b) of Article IV.

“Series A-2 Dividend” shall have the meaning set forth in Section B(1)(a) of Article IV.

“Series A-1 Liquidation Preference” shall have the meaning set forth in IV.B.2(b).

“Series A-2 Liquidation Preference” shall have the meaning set forth in IV.B.2(b).

“Series A-1 Original Purchase Price” means $0.265 per share of Series A-1 Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares).

“Series A-2 Original Purchase Price” means $2.50 per share of Series A-2 Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares).

“Series A-1 Preferred Stock” shall have the meaning set forth in the first full paragraph of Article IV.

“Series A-2 Preferred Stock” shall have the meaning set forth in the first full paragraph of Article IV.

“Special Dividend” has the meaning set forth in the Purchase Agreement.

“Subsidiary” means any corporation more than 50% of the outstanding voting securities of which are owned by the Corporation and its Subsidiaries, directly or indirectly, or a partnership or limited liability company in which the Corporation or any Subsidiary is a general partner or manager or which is otherwise controlled by the Corporation or any Subsidiary or of which the Corporation and its Subsidiaries hold interests entitling them to receive more than 50% of the profits or losses of the partnership or limited liability company.

“Summit Investors” means, collectively, Summit Partners Private Equity Fund VII-A, L.P., a Delaware limited partnership, Summit Partners Private Equity Fund VII-B, L.P., a Delaware limited partnership, Summit Investors I, LLC, a Delaware limited liability company, Summit Investors I (UK), L.P., a Cayman Islands exempt limited partnership, Mainsail Partners II, L.P., a Delaware limited partnership.

“Summit Warrants” means those certain warrants acquired by certain of the Summit Investors on the date of filing of this Third Amended and Restated Certificate of Incorporation.

Each definition used herein includes the singular and the plural, and references to the neuter gender include the masculine and feminine where appropriate. References to any agreement, document, or instrument means such agreement, document, or instrument as amended at the time and include any extension or replacement. Unless otherwise specified, references to Sections mean Sections of this Third Amended and Restated Certificate of Incorporation.

10. Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision of this Article IV shall be binding or effective without the prior written consent of the holders of the majority of the shares of the Class A Preferred Stock (voting on an as converted basis) and the Majority Class B Investors; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Majority Class B Investors and the holders of a majority of the Class A Preferred Stock (voting on an as converted basis). Notwithstanding the preceding sentence, the consent of the holders of a majority of the shares of the Class A Preferred Stock and the Majority Class B Investors shall not be required for amendments, supplements, modifications, terminations or waivers of this Article IV to implement customary “public company” provisions effective upon the closing of a Qualified Public Offering and simultaneously with the conversion of the Preferred Stock pursuant to Section B(6)(o) (it being understood that no such amendments, supplements, modifications, terminations or waivers shall affect the rights of the Class A Preferred Stock and Class B Preferred Stock until their respective conversion).

11. Notices. Except as otherwise expressly provided herein, all notices referred to herein shall be in writing and shall be deemed given (a) upon receipt if delivered personally, (b) upon receipt when sent by confirmed facsimile or electronic transmission (with duplicate original sent by United States mail), (c) three (3) Business Days after such notice is deposited in the United States mail, postage prepaid, when sent by registered or certified mail or (d) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to each holder of record at such holder’s address or facsimile number appearing on the books of the Corporation.

ARTICLE V

A. Board of Directors Generally. The number of the directors of the Corporation shall be fixed from time to time by or pursuant to this Third Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation. The directors shall hold their office until a successor is elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the Bylaws of the Corporation, the successors of the directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders. The election of directors need not be by a written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the terms of any incumbent director.

B. Vacancies on the Board. Subject to any agreement to which the Corporation is a party or by which it is bound (including, without limitation, the Investor Rights Agreement and the Class B Preferred Rights Agreement), newly created directorships resulting from any increase in the number of directors may be filled by the Board of Directors and any vacancies on the Board of Directors resulting from death, resignation or removal shall only be filled as may be as prescribed in this Third Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation. Subject to any agreement to which the Corporation is a party or by which it is bound (including, without limitation, the Investor Rights Agreement and the Class B Preferred Rights Agreement), any director elected in accordance with the preceding sentence of this Section B shall hold office for the remainder of the full term of the directors and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

ARTICLE VI

Subject to any agreement to which the Corporation is a party or by which it is bound (including, without limitation, the Investor Rights Agreement and the Class B Preferred Rights Agreement), any action required or permitted to be taken by the stockholders of the Corporation may be taken at an annual or special meeting of the stockholders of the Corporation and may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action.

ARTICLE VII

Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation or in any agreement to which the Corporation is a party or by which it is bound (including, without limitation, the Investor Rights Agreement and the Class B Preferred Rights Agreement), in furtherance and not in limitation of the powers conferred by statute upon it by law, the Board of Directors is expressly authorized to make, adopt, repeal, alter or amend the Bylaws of the Corporation in the manner provided in the Bylaws.

ARTICLE VIII

A. Limitation of Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date hereof to authorize action by corporations organized pursuant to the DGCL to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as amended.

B. Indemnification of Directors.

(a) Each Person who was or is made a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit, proceeding, investigation or other inquiry, whether formal or informal, whether of a civil, criminal, administrative or investigative nature (hereinafter a “proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a director of the Corporation, whether the basis of such proceeding is an alleged action or inaction in an official capacity or in any other capacity while serving as a director, shall be indemnified and held harmless by the Corporation to the fullest extent permissible under Delaware law, as the same exists or may hereafter exist in the future (but, in the case of any future change, only to the extent that such change permits the Corporation to provide broader indemnification rights than the law permitted prior to such change), against all costs, charges, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, finds, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Person in connection therewith and such indemnification shall continue as to a Person who has ceased to be a director and shall inure to the benefit of his or her heirs, executors and administrators.

(b) The Corporation shall pay expenses actually incurred in connection with any proceeding in advance of its final disposition; provided, however, that if Delaware law then requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

(c) If a claim under paragraph (a) of this Section B is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of the claimant is permissible in the circumstances because the claimant has met the applicable standard of conduct, if any, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met the standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the standard of conduct.

C. Indemnification of Officers, Employees and Agents. The Corporation may provide indemnification to employees and agents of the Corporation to the fullest extent permissible under Delaware law.

D. Expenses as a Witness. To the extent that any director, officer, employee or agent of the Corporation is by reason of such position, or position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

E. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under Delaware law.

F. Indemnity Agreements. The Corporation may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification to the fullest extent permissible under Delaware law.

G. Separability. Each and every paragraph, sentence, term and provision to this Article VIII is separate and distinct, so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or unenforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article VIII may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article VIII and any agreement between the Corporation and claimant, the broadest possible indemnification permitted under applicable law.

ARTICLE IX

Subject to the rights of the holders of Preferred Stock contained in Article IV or in any agreement to which the Corporation is a party or by which it is bound (including, without limitation, the Investor Rights Agreement and the Class B Preferred Rights Agreement), the Corporation reserves the right to amend, alter or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation, provided, however, that neither any amendment nor repeal of Article VIII, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with Article VIII, shall eliminate or reduce the effect of Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

To the maximum extent permissible by law:

(i) No (x) director of the Corporation or (y) holder of Common Stock or Preferred Stock or any partner, member, director, stockholder or agent of any such holder, shall have any duty or obligation at any time to purchase securities from, to make any investment in or otherwise to provide financing to, or to arrange financing for, the Corporation; and

(ii) No Institutional Stockholder nor any of its directors, officers, employees, agents, stockholders (including trustees and beneficiaries of any stockholder), members, managers, partners or Affiliated Companies nor any director or officer of the Corporation who is a director, officer, employee, agent, adviser, attorney, stockholder, member, manager or partner of any of the Institutional Stockholders or any of their respective Affiliated Companies shall have any obligation to refrain from (and each shall not liable to the Corporation or its stockholders for breach of any fiduciary duty solely for) directly or indirectly (1) engaging in the same or similar activities or lines of business as the Corporation or developing or marketing any products or services that compete, directly or indirectly, with those of the Corporation, (2) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or (3) doing business with any client or customer of the Corporation, in each case, so long as such activities do not constitute a Restricted Opportunity. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any corporate opportunity that may be presented to or become known to any Institutional Stockholder or any of its directors, officers, employees, agents, stockholders, members, managers, partners or Affiliated Companies (other than any Restricted Opportunity), and no Institutional Stockholder nor any of its directors, officers, employees, agents, stockholders, members, managers, partners or Affiliated Companies shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliated Companies pursues or acquire such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation. For the avoidance of doubt, no corporate opportunity that (i) the Corporation is not permitted to undertake under Article III of the Certificate of Incorporation, (ii) the Corporation is not financially able or contractually permitted or legally able to undertake, or (iii) is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to the Corporation or that is one in which the Corporation has no interest or reasonable expectancy shall or shall be deemed to belong to the Corporation.

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IN WITNESS WHEREOF, M/A-COM Technology Solutions Holdings, Inc. has caused this certificate to be executed this 21st day of December, 2010.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By: /s/ Conrad Gagnon
Name: Conrad Gagnon
Title: Chief Financial Officer

[Signature Page to Third Amended and Restated Certificate of Incorporation]